Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-210415) and related prospectus of Beacon Roofing Supply, Inc. (the “Company”) for the registration of 8,536,500 shares of its common stock. We also consent to the incorporation by reference therein of our report dated February 16, 2016, with respect to the consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and for the year then ended, which are included in Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated February 16, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Dallas, Texas
May 6, 2016